Filed pursuant to Rule 424(b)(7)
Registration No. 333-173987

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated May 6, 2011)

SHUTTERFLY, INC.

4,013,809 Shares of Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated May 6, 2011 covering the offer and sale from time to time by certain selling stockholders of up to 4,013,809 shares of our common stock, par value $0.0001 per share, issued in connection with our acquisition of Tiny Prints, Inc. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” on page 4 of the prospectus dated May 6, 2011, as well as the other information contained or incorporated by reference in the prospectus or in any supplement thereto, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 22, 2011.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” in the prospectus dated May 6, 2011 is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto.

We have determined beneficial ownership in accordance with the rules of the SEC.  None of the selling stockholders listed below owns 5% or more of our outstanding common stock, based on 34,665,250 shares of our common stock outstanding as of September 21, 2011.

Name of Selling Stockholder(1)	Number of Shares Beneficially Owned Before the Offering (2)(3)	Percentage of Shares Beneficially Owned Before the Offering(3)	Maximum Number of Shares to be Offered by Each Selling Stockholder(3)	Number of Shares Beneficially Owned After the Offering(3)
Jenny Yee-Tak Chan Go and Eric Leon Go, Husband and Wife as Community Property	1,668	*	1,668	̶
Alison Horn and Gregory Horn, Husband and Wife as Community Property	596	*	596	̶
Alex Wong and Nicole Doung, Husband and Wife, as Community Property	1,815	*	1,815	̶
Katelyn Taylor	201	*	201	̶
Erika Barnes	311	*	311	̶
Eric Ritchey	542	*	542	̶
Total shares of common stock	5,133		5,133	̶

*	Represents less than 1% of the total aggregate amount of shares of our common stock outstanding as of September 21, 2011.

(1)	Each of the selling stockholders listed below is a former employee of Tiny Prints.

(2)	The amounts set forth in this column are the number of shares of our common stock that may be offered by each selling stockholder using this prospectus supplement.

(3)	These amounts do not represent any other shares that the selling stockholders may own beneficially or otherwise.